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Exhibit 99.2

PANAMSAT REPORTS SECOND QUARTER 2004 RESULTS

        WILTON, Conn., July 29, 2004—PanAmSat Corporation (the "Company" or "PanAmSat") (NASDAQ: SPOT) today reported financial results for the second quarter and six months ended June 30, 2004. In the second quarter, the Company generated revenues of $206.8 million compared to $203.6 million in the second quarter of 2003. Earnings per share (EPS) for the second quarter of 2004 were $0.07 per share compared to EPS of $0.20 for the second quarter of 2003. The primary reason for the reduction in EPS was an unusual non-cash charge of approximately $29.6 million ($18.8 million after taxes) recorded in the second quarter of 2004. This charge related to the write-off of a customer's receivable balance resulting from PanAmSat's termination of the customer's agreement for non-payment. In addition, the Company recorded a $5.5 million non-cash charge ($3.5 million after taxes) in interest expense for the write-off of debt issuance costs as a result of the early repayment of the Company's Term B-1 facility. Without these non-cash charges, EPS in the second quarter of 2004 would have been $0.22 per share(2) as compared to the reported EPS of $0.07 per share.

        For the six months ended June 30, 2004, total revenues were $412.3 million compared to $403.3 million for the same period in 2003 and EPS was ($0.14) per share compared to $0.41 per share for the same period in 2003. The $35.1 million of unusual non-cash charges recorded in the second quarter of 2004 related to the customer termination and debt repayment described above plus the unusual non-cash PAS-6 impairment charge of $99.9 million recorded in the first quarter of 2004 resulted in reported EPS for the six months ended June 30, 2004 being reduced from $0.43 to $(0.14)(2).

Financial Results for Three Months Ended June 30, 2004

        Total revenues for the second quarter of 2004 were $206.8 million, compared to revenues of $203.6 million for the second quarter of 2003. Operating lease revenues were $202.7 million for the second quarter of 2004, compared to $199.4 million for the same period in 2003. The increase in operating lease revenues was primarily attributable to additional government services revenues related to our Government Services (G2) operating segment and an increase in network services revenues related to data services within the Middle East and VSAT applications in North America. These increases were partially offset by lower video services revenues primarily due to customer credit-related issues in international regions, some of which resulted in the second quarter 2004 unusual non-cash charge related to the customer termination described above.

        Total direct operating costs and selling, general & administrative expenses for the three months ended June 30, 2004 were $90.4 million compared to $53.6 million for the same period in 2003. This increase was primarily attributable to the unusual non-cash charge related to a customer termination recorded during the second quarter of 2004. Also, direct operating costs increased from growth of services to the U.S. government. Further, additional direct operating costs were recorded during the second quarter of 2004 related to Sonic Telecommunications International Ltd, which was acquired during 2003.

        For the three months ended June 30, 2004, net income was $10.7 million, compared to $30.3 million for the same period in 2003. EPS was $0.07 per share for the second quarter of 2004 compared to $0.20 per share for the second quarter of 2003. The change in net income and earnings per share was primarily due to the unusual non-cash charges in EBITDA(1) and interest expense described above.

        For the three months ended June 30, 2004, EBITDA was $115.8 million(1), compared to $149.4 million(1) for the same period in 2003. The decrease in EBITDA was primarily attributable to the unusual non-cash charge related to a customer's termination recorded during the second quarter of 2004 and a change in the revenue mix of the Company's services, including the previously mentioned increase in G2 revenue. Excluding the write-off of the customer's receivable balance during the second quarter of 2004, our EBITDA would have been $145.4 million(2).

Financial Results for Six Months Ended June 30, 2004

        Total revenues for the first six months of 2004 were $412.3 million, compared to revenues of $403.3 million for the same period in 2003. Operating lease revenues were $403.9 million for the first six months of 2004, compared to $394.8 million for the first six months in 2003. The increase in operating lease revenues was primarily attributable to additional government services revenues related to our G2 operating segment and an increase in network services revenues related to network resellers, data services within the Middle East and additional revenues related to VSAT applications in North America. These increases were partially offset by lower video services revenues primarily due to customer credit-related issues in international regions, some of which resulted in the second quarter 2004 unusual non-cash charge described above.

        Total direct operating costs and selling, general & administrative expenses for the six months ended June 30, 2004 were $147.6 million compared to $104.8 million for the same period in 2003. This increase was primarily attributable to costs related to revenues from our G2 operating segment and the non-cash charge related to a customer termination described above.

        For the six months ended June 30, 2004, net income (loss) was ($21.3) million, compared to $61.2 million for the same period in 2003. EPS was ($0.14) per share for the first six months of 2004 compared to $0.41 per share for the first six months of 2003. The change in net income and earnings per share was primarily due to the PAS-6 impairment loss recorded in the first quarter of 2004, the write off of the customer receivable balances recorded during the second quarter of 2004, the write off of debt issuance costs for the early repayment of debt, as well as the other changes in EBITDA described below and the related income tax effect.

        On March 17, 2004 and on April 1, 2004, our PAS-6 satellite suffered anomalies resulting in a loss of power and the deorbiting of the satellite. As a result, we recorded a non-cash impairment charge of $99.9 million within income from operations ($63.3 million charge to net income after taxes) in the first quarter of 2004. PAS-6 had been previously replaced, was used as a backup for another satellite and therefore this event did not affect service to any of our customers or our revenues. Excluding the PAS-6 impairment loss recorded during the first quarter of 2004 and the write-off of the customer's receivable balance and debt issuance costs during the second quarter of 2004, our earnings per share would have been $0.43 per share(2).

        For the six months ended June 30, 2004, EBITDA(1) was $162.2 million, compared to $297.9 million for the same period in 2003. This decrease was primarily due to the PAS-6 impairment loss and the charges noted above recorded during the second quarter of 2004. Excluding the PAS-6 impairment loss recorded during the first quarter of 2004 and the write-off of the customer's receivable balance during the second quarter of 2004, our EBITDA would have been $291.8 million(2).

Segment Information

        Our operations are comprised of the following two operating segments:

        Fixed Satellite Services—Through our Fixed Satellite Services ("FSS") segment, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and direct-to-home television ("DTH") and provide telemetry, tracking and control services ("TT&C") and network services to customers.

        Government Services—Through G2, we provide global satellite and related telecommunications services to the U.S. government, international government entities, and their contractors.

FSS Segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$188,782	$193,582	$378,209	$389,254
Income from operations	$40,942	$72,205	$10,269	$146,619
EBITDA(2)	$111,912	$147,072	$156,136	$293,743

For the Three Months Ended June 30, 2004

        FSS revenues for the three months ended June 30, 2004 decreased $4.8 million compared to the same period in 2003. This decease was primarily due to lower program distribution and DTH video revenues, partially offset by higher network services revenues.

        Video services revenues of $115.6 million for the three months ended June 30, 2004 decreased $9.2 million from the $124.8 million recorded during the same period in 2003. This decrease was primarily due to customer credit-related issues in international regions, some of which resulted in the second quarter 2004 charge, which is more fully described above.

        Network services revenues of $55.9 million for the three months ended June 30, 2004 increased $3.1 million from the $52.7 million recorded during the same period in 2003. The increase in network services revenues was primarily related to an increase in revenue from customers with data services in the Middle East and customers with VSAT applications in North America.

        EBITDA and income from operations for the three months ended June 30, 2004 decreased by $35.2 million and $63.8 million, respectively, compared to the same period in 2003. These decreases were primarily due to the lower revenue as described above and a non-cash write-off of a customer's receivables described above. Excluding this non-cash charge, the EBITDA and income from operations of the FSS segment would have been $141.5 million(2) and $70.5 million(2), respectively.

For the Six Months Ended June 30, 2004

        FSS revenues for the six months ended June 30, 2004 decreased $11.0 million compared to the same period in 2003. This decease was primarily due to lower program distribution and DTH video revenues partially offset by higher network services revenues.

        Video services revenues of $231.2 million for the six months ended June 30, 2004 decreased $20.3 million from the $251.5 million recorded during the same period in 2003. This decrease was primarily due to customer credit-related issues in international regions, some of which resulted in the second quarter 2004 charge of $29.6 million, which is more fully described above.

        Network services revenues of $110.9 million for the six months ended June 30, 2004 increased $7.8 million from the $103.2 million recorded during the same period in 2003. The increase in network services revenues is due to additional revenue from network resellers, customers with data services in the Middle East and additional revenues from customers with VSAT applications in North America.

        EBITDA and income from operations for the six months ended June 30, 2004 decreased by $137.6 million and $136.4 million, respectively, compared to the same period in 2003. This decrease was primarily the result of the PAS-6 impairment loss and the charges noted above recorded during the second quarter of 2004. Excluding the PAS-6 impairment loss recorded during the first quarter of 2004 and the write-off of the customer's receivable balance during the second quarter of 2004, the EBITDA and income from operations of the FSS segment would have been $285.7 million(2) and $139.8 million(2), respectively.

G2 Segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$22,605	$15,402	$44,421	$25,033
Income from operations	$3,575	$2,246	$5,325	$4,107
EBITDA(2)	$3,917	$2,288	$6,105	$4,159

For the Three Months Ended June 30, 2004

        The increase in G2 segment revenues of $7.2 million was primarily due to an increase of $4.3 million from our long-term construction arrangement with a customer to construct an L-Band navigational payload on our Galaxy 1R replacement satellite (Galaxy 15). The increase in revenue was also due to an increase in equipment-based and non-satellite bandwidth sales as compared to the same period in 2003.

        The G2 segment EBITDA and income from operations for the three months ended June 30, 2004 increased by $1.6 million and $1.3 million, respectively, as compared to the same period in 2003. These increases were primarily a result of higher revenue as discussed above, partially offset by the related direct operating costs. The G2 segment's gross margins remained relatively flat period over period.

For the Six Months Ended June 30, 2004

        The increase in G2 segment revenues of $19.4 million in 2004 reflects a full six months of operations in 2004 for the HGS and Esatel acquisitions made during 2003, as well as an increase in equipment-based and non-satellite bandwidth sales, as compared to the same period in 2003. The increase was also due to an increase of $6.7 million in revenues earned from our long-term construction arrangement with a customer to construct an L-band navigational payload on our Galaxy 1R replacement satellite (Galaxy 15). The construction of the L-band navigational payload began in the third quarter of 2003.

        The G2 segment EBITDA and income from operations for the three months ended June 30, 2004 increased by $1.9 million and $1.2 million, respectively, as compared to the same period in 2003. These increases were primarily a result of higher revenue as discussed above, partially offset by the related direct operating costs. The G2 segment's gross margins remained relatively flat period over period.

Repayment of Term B-1 Facility

        In June 2004, we repaid the $349.1 million outstanding balance under our Term B-1 Facility from available cash on hand. In conjunction with this repayment, we recorded a charge of $5.5 million within interest expense as a result of the write-off of related debt issuance costs and a charge of $0.5 million within interest expense representing the amount accumulated within other comprehensive income related to an interest rate hedge entered into in connection with the Term B-1 Facility. The hedge liability was not impacted by the repayment of the Term B-1 Facility.

Satellite Insurance

        During the second quarter of 2004, adjustments to our satellite insurance coverage were made as part of our normal reevaluation process. As of June 30, 2004, we had in effect launch and in-orbit insurance policies covering seven of our satellites in the aggregate amount of approximately $846.1 million, with such satellites having an aggregate net book value and other insurable costs of $927.2 million. More detailed information with respect to our satellite insurance coverage is found in our Form 10-Q for the quarterly period ended June 30, 2004, which is being filed contemporaneously with this press release.

NON-GAAP FINANCIAL RECONCILIATION SCHEDULES

        The tables below reconcile our non-GAAP financial measures to the most directly comparable GAAP financial measure. Management encourages readers to use GAAP disclosures referred to earlier in this release to evaluate the Company's results of operations. These non-GAAP tables are included to aid the reader in understanding our GAAP financial statements.

        The following table sets forth a reconciliation of net income (loss) to EBITDA on a consolidated basis and a reconciliation of Income from operations to EBITDA for our FSS Operating Segment and our G2 Operating Segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In thousands)
Reconciliation of Net Income (loss) to EBITDA:
Consolidated:
Net income (loss)	$10,666	$30,298	$(21,263)	$61,156
Interest expense, net	33,623	33,132	64,709	67,407
Income tax expense (benefit)	228	11,021	(27,852)	22,163
Depreciation and amortization	71,312	74,909	146,647	147,176

EBITDA(1)	$115,829	$149,360	$162,241	$297,902

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In thousands)
Reconciliation of Income from operations to EBITDA:
FSS Operating Segment:
Income from operations	$40,942	$72,205	$10,269	$146,619
Depreciation and amortization	70,970	74,867	145,867	147,124

EBITDA(1)	$111,912	$147,072	$156,136	$293,743

G2 Operating Segment:
Income from operations	$3,575	$2,246	$5,325	$4,107
Depreciation and amortization	342	42	780	52

EBITDA(1)	$3,917	$2,288	$6,105	$4,159

(1)
EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense, income tax expense (benefit) and depreciation and amortization. EBITDA is not a presentation made in accordance with GAAP, and is not a measure of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. PanAmSat's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. PanAmSat believes EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. PanAmSat's management also uses this metric to measure income generated from operations that could be used to service debt, fund future capital expenditures or pay taxes. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation Schedule For Unusual Items

        The following schedule reconciles certain amounts presented in the attached Summary of Operating Results and Selected Segment Data to amounts reflected within this earnings release which exclude the impact of the PAS-6 impairment loss recorded during the first quarter of 2004, the write-off of a customer's long and short-term receivable balances during the second quarter of 2004 and the write-off of debt issuance costs as a result of the early repayment of the Company's Term B-1 facility during the second quarter of 2004.

	For the three months ended June 30, 2004
	EBITDA(1)	Income from Operations	Net Income (loss)	Earnings (loss) per share
Consolidated
Reported	$115,829		$10,666	$0.07
Customer Write-off	29,601		18,758	0.13
Write-off of debt issuance costs	—		3,456	0.02

Excluding unusual items(2)	$145,430		$32,880	$0.22

FSS
Reported	$111,912	$40,942	N/A	N/A
Customer Write-off	29,601	29,601

Excluding unusual items(2)	$141,513	$70,543

	For the three months ended June 30, 2004
	EBITDA(1)	Income from Operations	Net Income (loss)	Earnings (loss) per share
Consolidated
Reported	$162,241		$(21,263)	$(0.14)
PAS-6 Impairment loss	99,946		63,336	0.42
Customer Write-off	29,601		18,758	0.13
Write-off of debt issuance costs	—		3,456	0.02

Excluding unusual items(2)	$291,788		$64,287	$0.43

FSS
Reported	$156,136	$10,269	N/A	N/A
PAS-6 Impairment loss	99,946	99,946
Customer Write-off	29,601	29,601

Excluding unusual items(2)	$285,683	$139,816

(2)
Excluding unusual items—Amounts indicated are non-GAAP financial measures as they exclude the impact of the PAS-6 impairment loss recorded during the first quarter of 2004, the write-off of a customer's long and short-term receivable balances during the second quarter of 2004 and the write-off of debt issuance costs as a result of the early repayment of the Company's Term B-1 facility during the second quarter of 2004. These measures should be used in conjunction with GAAP financial measures presented in the attached Summary of Operating Results and Selected Segment Data and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Since these items are unusual charges, we believe that excluding them is important to an understanding of the Company's ongoing results of operations. We believe these adjusted amounts may be more comparable to our historical and future operating results and therefore should be used in conjunction with our GAAP financial measures when evaluating our operating performance.

        For more detailed information about our financial guidance and trends, please visit the "Financial Guidance/Recent Presentations" page of the Investor Relations section of our website located at http://www.panamsat.com.

About PanAmSat

        Through its owned and operated fleet of 24 satellites, PanAmSat (NASDAQ: SPOT) is a leading global provider of video, broadcasting and network distribution and delivery services. In total, the Company's in-orbit fleet is capable of reaching over 98 percent of the world's population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. PanAmSat is 80.4 percent owned by The DIRECTV Group Inc. For more information, visit the Company's web site at www.panamsat.com.

        The DIRECTV Group, Inc.    The DIRECTV Group, Inc. (NYSE: DTV) formerly Hughes Electronics Corp. (NYSE: HS), is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services, and global video and data broadcasting. The DIRECTV Group, Inc. is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd.

        NOTE: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results due to certain risks and uncertainties, which are more specifically set forth in the "Financial Guidance/Recent Presentations" page of the Investor Relations section of our website and the Company's annual report on Form 10-K for the year ended December 31, 2003 on file with the Securities and Exchange Commission. The risks and uncertainties that could cause our actual results to differ, include but are not limited to (i) risks associated with operating our in-orbit satellites, (ii) risks of launch failures, launch and construction delays and in-orbit failures or reduced performance, (iii) risk that we may not be able to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all, (iv) risks related to possible future losses on satellites that are not adequately covered by insurance, (v) risks related to domestic and international government regulation, (vi) risks related to the Company's contracted backlog for future services, (vii) risks of doing business internationally, (viii) risks of inadequate access to capital for growth, (ix) risks related to competition, (x) risks related to customer defaults, (xi) risks relating to pricing pressure and overcapacity in markets in which we operate, (xii) risks associated with the Company's indebtedness, (xiii) risks related to control by our majority stockholder and (xiv) litigation. PanAmSat cautions that the foregoing list of important factors is not exclusive, and PanAmSat undertakes no obligation to publicly update any forward-looking statement. Further, PanAmSat operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company's control.

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FIVE PAGES OF FINANCIAL INFORMATION TO FOLLOW

Summary of Operating Results
For the Three Months Ended June 30, 2004 and 2003
Amounts in thousands (except share data)

	PanAmSat 6/30/04	PanAmSat 6/30/03
Revenues
Operating leases, satellite services and other	$202,732	$199,400
Outright sales and sales-type leases	4,093	4,193

Total revenues	206,825	203,593

Costs and expenses
Direct operating costs (exclusive of depreciation and amortization)	40,167	32,232
Selling, general & administrative expenses	50,256	21,338
PAS-6 impairment loss	—	—
Facilities restructuring and severance costs	573	663

Total	90,996	54,233

EBITDA	115,829	149,360
Depreciation and amortization expense	71,312	74,909

Income from operations	44,517	74,451
Interest expense, net	33,623	33,132

Income before income taxes	10,894	41,319
Income tax expense	228	11,021

Net income	$10,666	$30,298

Earnings per share	$0.07	$0.20

Weighted average common shares outstanding	150.2	150.1

Summary of Operating Results
For the Six Months Ended June 30, 2004 and 2003
Amounts in thousands (except share data)

	PanAmSat 6/30/04	PanAmSat 6/30/03
Revenues
Operating leases, satellite services and other	$403,897	$394,820
Outright sales and sales-type leases	8,358	8,529

Total revenues	412,255	403,349

Costs and Expenses
Direct operating costs (exclusive of depreciation and amortization)	79,835	65,420
Selling, general & administrative expenses	67,805	39,364
PAS-6 impairment loss	99,946	—
Facilities restructuring and severance costs	2,428	663

Total	250,014	105,447

EBITDA	162,241	297,902
Depreciation and amortization expense	146,647	147,176

Income from operations	15,594	150,726
Interest expense, net	64,709	67,407

Income (loss) before income taxes	(49,115)	83,319
Income tax expense (benefit)	(27,852)	22,163

Net income (loss)	$(21,263)	$61,156

Earnings (loss) per share	$(0.14)	$0.41

Weighted average common shares outstanding	150.2	150.0

Summarized Balance Sheets
As of June 30, 2004 and December 31, 2003
(Amounts in thousands)

	6/30/04	12/31/03
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$627,751	$511,248
Short-term investments	9,957	38,936
Accounts receivable, net	72,206	77,006
Net investment in sales-type leases	24,332	23,068
Prepaid expenses and other	29,911	20,428
Insurance claim receivable	—	260,000
Deferred income taxes	6,933	7,688
Assets held for sale	3,257	—

Total current assets	774,347	938,374

SATELLITES AND OTHER PROPERTY AND EQUIPMENT, Net	2,092,796	2,306,705
NET INVESTMENT IN SALES-TYPE LEASES	100,573	116,653
GOODWILL	2,244,553	2,243,611
DEFERRED CHARGES AND OTHER ASSETS, NET	137,887	129,534

TOTAL ASSETS	$5,350,156	$5,734,877

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$63,607	$71,794
Current portion of long-term debt	275,000	3,500
Current portion of satellite incentive obligations	13,413	12,654
Accrued interest payable	45,344	45,462
Deferred revenues	26,788	22,436

Total current liabilities	424,152	155,846

LONG-TERM DEBT	1,075,000	1,696,500
DEFERRED INCOME TAXES	399,755	430,512
DEFERRED CREDITS AND OTHER	287,648	273,261

TOTAL LIABILITIES	2,186,555	2,556,119

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY	3,163,601	3,178,758

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,350,156	$5,734,877

Summarized Statements of Cash Flows
For the Six Months Ended June 30, 2004 and 2003
(Amounts in thousands)

	6/30/04	6/30/03
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net Income (loss)	$(21,263)	$61,156
Depreciation and amortization expense	146,647	147,176
PAS-6 impairment loss	99,946	—
Facilities restructuring and severance costs	2,021	663
Changes in working capital and other accounts	(5,093)	(30,129)

NET CASH PROVIDED BY OPERATING ACTIVITIES	222,259	229,166

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures (including capitalized interest)(a)	(83,886)	(54,744)
Insurance proceeds from satellite recoveries	286,915	—
Net sales of short-term investments	28,948	43,704
Acquisitions, net of cash acquired	(522)	(8,352)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	231,455	(19,392)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of debt	(350,000)	(200,000)
New incentive obligations	16,250	5,642
Repayment of incentive obligations	(6,818)	(5,734)
Stock issued in connection with employee benefit plans	3,493	1,437

NET CASH USED IN FINANCING ACTIVITIES	(337,075)	(198,655)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(136)	203
NET INCREASE IN CASH AND CASH EQUIVALENTS	116,503	11,322
CASH AND CASH EQUIVALENTS, beginning of period	511,248	783,998

CASH AND CASH EQUIVALENTS, end of period	$627,751	$795,320

(a)
Includes Capitalized Interest of $2.1 million and $8.5 million for the six months ended June 30, 2004 and 2003, respectively.

Selected Segment Data:

	Three Months Ended June 30, (in 000's)		Six Months Ended June 30, (in 000's)
	2004	2003	2004	2003
FSS
Revenue	$188,782	$193,582	$378,209	$389,254
EBITDA(2)	111,912	147,072	156,136	293,743
Depreciation and Amortization Expense	70,970	74,867	145,867	147,124
Income from operations	40,942	72,205	10,269	146,619
Capital Expenditures	62,202	21,663	83,886	54,744
G2
Revenue	22,605	15,402	44,421	25,033
EBITDA(2)	3,917	2,288	6,105	4,159
Depreciation and Amortization Expense	342	42	780	52
Income from operations	3,575	2,246	5,325	4,107
Capital Expenditures	—	—	—	—
Eliminations
Revenue	(4,562)	(5,391)	(10,375)	(10,938)
Total
Revenue	206,825	203,593	412,255	403,349
EBITDA(2)	115,829	149,360	162,241	297,902
Depreciation and Amortization Expense	71,312	74,909	146,647	147,176
Income from operations	44,517	74,451	15,594	150,726
Capital Expenditures	62,202	21,663	83,886	54,744

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Summary of Operating Results For the Three Months Ended June 30, 2004 and 2003 Amounts in thousands (except share data)
Summary of Operating Results For the Six Months Ended June 30, 2004 and 2003 Amounts in thousands (except share data)